EXHIBIT 11


                      PEOPLES BANCORP INC. AND SUBSIDIARIES
                        Computation of Earnings Per Share

(dollars in thousands, except share data)                    For the Three
                                                              Months Ended
                                                               March 31,
                                                          2003            2002
                                                      ------------   -----------
BASIC EARNINGS PER SHARE
EARNINGS:
Net income                                                 $5,014        $4,693

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding              9,577,729     7,841,605
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BASIC EARNINGS PER SHARE                                    $0.52         $0.60
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DILUTED EARNINGS PER SHARE
EARNINGS:
Net income                                                 $5,014        $4,693

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding              9,577,729     7,841,605
Net effect of the assumed exercise of stock options
      based on the treasury stock method                  189,609       137,856
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          Total                                         9,767,338     7,979,461
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DILUTED EARNINGS PER SHARE                                  $0.51         $0.59
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